Contact: Investor Relations Department
Telephone:  712-732-4117

(Storm Lake, Iowa - August 24, 1998) First Midwest Financial, Inc. announced that the Company will pay a cash dividend of $.12 per share for the fourth fiscal quarter of 1998. The dividend will be payable on October 1, 1998 to stockholders of record on September 15, 1998. This represents a 33% increase from the $.09 per share paid quarterly during the previous fiscal year. The Company has increased dividends each year since its first cash dividend on January 5, 1995. Regular quarterly dividends have been paid since that date.

First Midwest also announced the completion of its current stock repurchase program in which 134,812 shares, or approximately 5% of its outstanding shares of common stock, were repurchased at an average price of $21.84 per share. The Company repurchased the shares at prevailing market prices since June 30, 1997. Since initiating its first stock repurchase program in 1994, the Company has invested a total of $10.2 million in the repurchase of 693,747 shares.

In other news, First Midwest announced its intention to repurchase an additional 5% of its 2,605,695 outstanding shares through open market and privately negotiated transactions over the next twelve months. The shares will be purchased at prevailing market prices during the twelve-month period, depending upon market conditions.

James S. Haahr, President and Chief Executive Officer of First Midwest, indicated that the Board of Directors authorized the repurchase program in view of the Company's subsidiaries' strong capital position. The repurchased shares will become treasury shares to be used for general corporate purposes, including the issuance of shares in connection with grants and awards under the Company's stock-based benefit plans. Mr. Haahr stated, "We believe the repurchase of our shares represents an attractive investment that will benefit the Company and our stockholders."

At June 30, 1998, the Company had assets of $421.3 million, stockholders' equity of $42.9 million, and capital ratios well in excess of regulatory requirements.


CORPORATE PROFILE:
First Midwest Financial, Inc., is the holding company for First Federal Savings Bank of the Midwest and Security State Bank. First Federal Savings Bank has its main bank office in Storm Lake, Iowa, and six branch offices in a four-county area of Northwest Iowa. It also includes two Brookings Federal Bank Division offices in Brookings, South Dakota, and two Iowa Savings Bank Division offices in Des Moines and West Des Moines, Iowa. Security State Bank, with offices in Stuart, Casey and Menlo, Iowa, is a separate holding of First Midwest and operates as a commercial bank chartered by the State of Iowa.